UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 26, 2021

HUMACYTE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39532	85-1763759
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2525 East North Carolina Highway 54 Durham, North Carolina	27713
(Address of principal executive offices)	(Zip Code)

(919) 313-9633

(Registrant’s telephone number, including area code)

Alpha Healthcare Acquisition Corp.

1177 Avenue of the Americas, 5th Floor

New York, New York 10036

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	HUMA	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	HUMAW	The Nasdaq Stock Market LLC

☒	Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Introductory Note

On August 26, 2021 (the “Closing Date”), Alpha Healthcare Acquisition Corp., a Delaware corporation and our predecessor company (“AHAC”), consummated the previously announced business combination (the “Business Combination”) pursuant to the terms of the Business Combination Agreement, dated as of February 17, 2021 (the “Business Combination Agreement”), by and among AHAC, Hunter Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Humacyte, Inc., a Delaware corporation (“Legacy Humacyte”). Pursuant to the Business Combination Agreement, on the Closing Date, (i) AHAC changed its name to “Humacyte, Inc.” (“New Humacyte” or “Humacyte”), and (ii) Merger Sub merged with and into Legacy Humacyte, with Legacy Humacyte as the surviving company in the Business Combination. After giving effect to such Business Combination, Legacy Humacyte became a wholly owned subsidiary of New Humacyte and changed its name to “Humacyte Global, Inc.”

Pursuant to the Business Combination Agreement, at the effective time of the Business Combination (the “Effective Time”), (i) each outstanding share of common stock of Legacy Humacyte (the “Legacy Humacyte common stock”) was converted into the right to receive 0.26260 shares of common stock, par value $0.0001 per share, of New Humacyte (the “Common Stock”); (ii) each outstanding share of preferred stock of Legacy Humacyte was converted into the right to receive the aggregate number of shares of Common Stock that would be issued upon conversion of the underlying Legacy Humacyte common stock, multiplied by 0.26260; and (iii) each outstanding option and warrant to purchase Legacy Humacyte common stock was converted into an option or warrant, as applicable, to purchase a number of shares of Common Stock equal to the number of shares of Legacy Humacyte common stock subject to such option or warrant multiplied by 0.26260.

The foregoing description of the Business Combination Agreement and the Business Combination does not purport to be complete and is qualified in its entirety by the full text of the Business Combination Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

In connection with the Business Combination, on February 17, 2021, AHAC entered into Subscription Agreements (collectively, the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors subscribed to purchase an aggregate of 17,500,000 shares of Class A common stock of AHAC (together, the “PIPE Investment”) for a purchase price of $10.00 per share, or an aggregate purchase price of $175,000,000, which shares were issued immediately prior to the Effective Time.

The foregoing description of the Subscription Agreements and the PIPE Investment does not purport to be complete and is qualified in its entirety by the full text of the form of Subscription Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Unless the context otherwise requires, “we,” “us” and “our” refer to Humacyte, Inc., a Delaware corporation. All references herein to the “Board” refer to the board of directors of Humacyte.

Item 1.01. Entry into a Material Definitive Agreement.

Indemnification Agreements

At the Effective Time, Humacyte entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements provide the directors and executive officers with contractual rights to indemnification and the advancement of certain expenses incurred by each such director or executive officer in any action or proceeding arising out of his or her services as one of Humacyte’s directors or executive officers.

The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by the full text of the form of indemnification agreement, a copy of which is attached hereto as Exhibit 10.13 and is incorporated herein by reference.

Investor Rights and Lock-up Agreement

At the Effective Time, AHAC and certain of the Legacy Humacyte stockholders and AHAC stockholders entered into an Investor Rights and Lock-up Agreement (the “Investor Rights and Lock-up Agreement”), pursuant to which, among other things, such stockholders (i) agreed not to effect any sale or distribution of any shares held by any of them during the one-year lock-up period, subject to certain exceptions described below, and (ii) were granted certain registration rights with respect to certain securities held by them. Pursuant to the Investor Rights and Lock-up Agreement, AHAC Sponsor LLC and Terrence L. Carlson, Brian Robertson, Bruce A. Springer and Kevin Xie, directors of AHAC prior to the Business Combination, have, for a period of 10 years, unless such stockholders cease to collectively own at least 5% of the Common Stock at an earlier date, the right to designate, and the Board will nominate, one individual for election to the Board. In connection with the closing of the Business Combination, these stockholders designated Rajiv Shukla for election to the Board.

If the volume weighted average price of the Common Stock on the national securities exchange on which the Common Stock is then traded is greater than or equal to $15.00 over any 20 trading days within any 30 trading day period following the Closing, then, commencing at least 180 days after the Closing, the lock-up period shall be deemed to have expired with respect to 50% of the shares of the Common Stock held by each party subject to the Investor Rights and Lock-up Agreement. The lock-up period does not apply to any shares purchased in the PIPE Investment by parties to the Investor Rights and Lock-up Agreement.

The foregoing description of the Investor Rights and Lock-up Agreement does not purport to be complete and is qualified in its entirety by the full text of the form of Investor Rights and Lock-up Agreement, a copy of which is filed herewith as Exhibit 10.2 and is incorporated herein by reference.

Lock-Up Agreement

At the Effective Time, certain Legacy Humacyte stockholders and option holders who did not enter into the Investor Rights and Lock-up Agreement entered into a lock-up agreement (the “Lock-up Agreement”) restricting their ability to transfer certain securities. The Lock-up Agreement has substantially the same terms as the lock-up provision contained in the Investor Rights and Lock-up Agreement, described above.

The foregoing description of the Lock-Up Agreement does not purport to be complete and is qualified in its entirety by the full text of the form of Lock-up Agreement, a copy of which is filed herewith as Exhibit 10.3 and is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Reference is made to the disclosure described in the “Introductory Note” of this Current Report on Form 8-K (this “Current Report”), which is incorporated herein by reference.

FORM 10 INFORMATION

Item 2.01(f) of Form 8-K states that if the predecessor registrant was a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), as AHAC was immediately before the Business Combination, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. As a result of the consummation of the Business Combination, and as discussed below in Item 5.06 of this Current Report, Humacyte has ceased to be a shell company. Accordingly, Humacyte is providing the information below that would be included in a Form 10 if Humacyte were to file a Form 10. Please note that the information provided below relates to Humacyte as the combined company after the consummation of the Business Combination, unless otherwise specifically indicated or the context otherwise requires.

Forward-Looking Statements

This Current Report contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for future operations. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this Current Report, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When we discuss our strategies or plans, we are making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, our management.

Forward-looking statements in this Current Report may include, for example, statements about:

•	our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and our ability to grow and manage growth profitably;

•	the anticipated growth rate and market opportunities of Humacyte following the Business Combination;

•	our ability to maintain the listing of our securities on the Nasdaq Global Select Market (“Nasdaq”);

•	the potential liquidity and trading of our securities;

•	our ability to raise financing in the future;

•	our plans and ability to execute product development, process development, preclinical development efforts successfully and on our anticipated timelines;

•	our ability to use our proprietary scientific technology platform to build a pipeline of additional product candidates;

•	our plans and ability to obtain marketing approval from the U.S. Food and Drug Administration (“FDA”) and other regulatory authorities, including the European Medicines Agency (“EMA”), for our bioengineered human, acellular tissue-based vessels (“HAVs”) and other product candidates;

•	our ability to design, initiate and successfully complete clinical trials and other studies for our product candidates and our plans and expectations regarding our ongoing or planned clinical trials, including for our ongoing V005 Phase II/III clinical trial and V007 Phase III clinical trial;

•	our plans and ability to commercialize our HAVs and other product candidates, if approved by regulatory authorities;

•	the expected size of the target populations for our product candidates;

•	our assessment of the competitive landscape;

•	the degree of market acceptance of HAVs, if approved, and the availability of third-party coverage and reimbursement;

•	our ability to manufacture HAVs and other product candidates in sufficient quantities to satisfy our clinical trial and commercial needs;

•	our expectations regarding our strategic partnership with Fresenius Medical Care Holdings, Inc. (“Fresenius Medical Care”) to sell, market and distribute our 6 millimeter HAV for certain specified indications;

•	the performance of other third parties on which we rely, including our third-party manufacturers, our licensors, our suppliers and the organizations conducting our clinical trials;

•	our ability to obtain and maintain intellectual property protection for our product candidates as well as our ability to operate our business without infringing, misappropriating or otherwise violating the intellectual property rights of others;

•	our ability to maintain the confidentiality of our trade secrets, particularly with respect to our manufacturing process;

•	our compliance with applicable laws and regulatory requirements, including FDA regulations, healthcare laws and regulations, and anti-corruption laws;

•	the financial forecasted information relating to our future business operations and our expectations around the market opportunity for our product candidates;

•	our ability to attract, retain and motivate qualified personnel and to manage our growth effectively;

•	our future financial performance and capital requirements;

•	our ability to implement and maintain effective internal controls; and

•	the impact of the COVID-19 pandemic on our business, including our manufacturing efforts, and our preclinical and clinical studies and preclinical and clinical trials.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this Current Report.

These forward-looking statements are only predictions based on our current expectations and projections about future events and are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” and elsewhere in this Current Report. Moreover, we operate in a competitive industry, and new risks emerge from time to time. It is not possible for the management of Humacyte to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this Current Report may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements in this Current Report.

The forward-looking statements included in this Current Report are made only as of the date hereof. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Humacyte does not undertake any obligation to update publicly any forward-looking statements for any reason after the date of this Current Report to conform these statements to actual results or to changes in expectations, except as required by law.

You should read this Current Report and the documents that have been filed as exhibits hereto with the understanding that the actual future results, levels of activity, performance, events and circumstances of Humacyte may be materially different from what is expected.

Business

Humacyte is pioneering the development and manufacture of off-the-shelf, universally implantable, bioengineered human tissues with the goal of improving the lives of patients and transforming the practice of medicine. We believe our technology has the potential to overcome limitations in existing standards of care and address the lack of significant innovation in products that support tissue repair, reconstruction and replacement. We are leveraging our novel, scalable technology platform to develop proprietary, bioengineered, acellular human tissues for use in the treatment of diseases and conditions across a range of anatomic locations in multiple therapeutic areas.

We are initially using our proprietary, scientific technology platform to engineer and manufacture HAVs. Our investigational HAVs are designed to be easily implanted into any patient without inducing a foreign body response or leading to immune rejection. We are developing a portfolio, or “cabinet”, of HAVs with varying diameters and lengths. The HAV cabinet would initially target the vascular repair, reconstruction and replacement market, including trauma; arteriovenous (“AV”) access for hemodialysis; peripheral arterial disease (“PAD”); and coronary artery bypass grafting (“CABG”). In addition, we are developing our HAVs for pediatric heart surgery and the delivery of cellular therapies, including pancreatic islet cell transplantation to treat Type 1 diabetes. We will continue to explore the application of our technology across a broad range of markets and indications including the development of urinary conduit, trachea, esophagus and other novel cell delivery systems.

There is substantial clinical demand for safe and effective vascular conduits to replace and repair blood vessels throughout the body. Vascular injuries resulting from trauma are common in civilian and military populations, frequently resulting in the loss of either life or limb. Existing treatment options in the vascular repair, reconstruction and replacement market include the use of autologous vessels and synthetic grafts, which we believe suffer from significant limitations. For example, the use of autologous veins to repair traumatic vascular injuries can lead to significant morbidity associated with the surgical wounds created for vein harvest and prolonged times to restore blood flow to injured limbs, leading to an increased risk of amputation and infection. Synthetic grafts are often contraindicated in the setting of vascular trauma due to higher infection risk that can lead to prolonged hospitalization and limb loss. Given the competitive advantages our HAVs are designed to have over existing vascular substitutes, we believe that HAVs have the potential to become the standard of care and lead to improved patient outcomes and lower healthcare costs.

As of May 26, 2021, our HAVs have been implanted in approximately 435 patients. We are currently conducting Phase II and Phase III trials of our 6 millimeter HAV across two therapeutic indications, vascular trauma and AV access for hemodialysis, as well as continuing long-term follow up of patients in our Phase II PAD studies. We were granted Fast Track designation by the FDA for our 6 millimeter HAV for use in AV access for hemodialysis in 2014. We also received the first Regenerative Medicine Advanced Therapy designation from the FDA, for the creation of vascular access for performing hemodialysis, in March 2017. In addition, in 2018 our HAV product candidate was assigned a priority designation by the Secretary of Defense under Public Law 115-92, enacted to expedite the FDA’s review of products that are intended to diagnose, treat or prevent serious or life-threatening conditions facing American military personnel. Upon completion of our Phase III trials, we intend to submit a Biologics License Application to the FDA for indications in vascular trauma in 2022 and AV access for hemodialysis in 2023.

We have developed a novel paradigm for manufacturing human tissues that is intended to mimic key aspects of human physiology. We have an 83,000 square foot bioprocessing facility housing our modular manufacturing process with the ability to manufacture HAVs of different diameters and lengths at commercial scale. As we continue to expand production, we believe we will have the ability to take advantage of economies of scale to reduce costs of production. We believe our established, controlled manufacturing process demonstrates a significant competitive advantage in the regenerative medicine market.

Our technology is protected by our patent portfolio. Our patent portfolio, which includes certain patents licensed from parties as well as intellectual property generated internally at Humacyte, is composed of 15 families of patents, many of which generally relate to the scaffolds used to make our vessels, the composition of our vessels and systems and methods of manufacturing our vessels.

We intend to continue to shape our commercial and distribution strategy by indication and pursue collaborations with partners in markets where such partners provide strategic opportunities in launching our product candidates and enabling access to specific patient populations.

Our world-class senior management team and our Board will be instrumental in helping us achieve our goals. Our President and Chief Executive Officer, Laura Niklason M.D., PhD., who founded Legacy Humacyte, is an internationally respected physician scientist and a world leader in regenerative medicine technologies. Dr. Niklason is also a member of three national academies — Inventors, Medicine and Engineering.

Reference is made to disclosure regarding our business described in the definitive proxy statement/prospectus (the “Proxy Statement/Prospectus”) filed pursuant to Rule 424(b)(3) with the Securities and Exchange Commission (the “SEC”) on August 4, 2021 in the section entitled “Information about Humacyte—Business Overview,” beginning on page 168 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Risk Factors

Reference is made to the section of the Proxy Statement/Prospectus entitled “Risk Factors” beginning on page 25 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Financial Information

Selected Historical Financial Information

Reference is made to the disclosure in Item 9.01 of this Current Report, which is incorporated herein by reference.

Unaudited Financial Statements

The unaudited financial statements as of and for the six months ended June 30, 2021 and 2020 of Legacy Humacyte set forth in Exhibit 99.1 hereto have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the regulations of the SEC. The unaudited financial information reflects, in the opinion of management of Legacy Humacyte, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair statement of Legacy Humacyte’s financial position, results of operations and cash flows for the periods indicated. The results reported for the interim periods presented are not necessarily indicative of results that may be expected for the full year. These unaudited financial statements should be read in conjunction with the historical audited financial statements of Legacy Humacyte as of and for the year ended December 31, 2020 and the related notes set forth in Exhibit 99.1 hereto and the section of this Current Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information of Humacyte as of and for the six months ended June 30, 2021 and for the year ended December 31, 2020 is set forth in Exhibit 99.2 hereto and is incorporated herein by reference. The unaudited pro forma condensed combined financial information is derived from, and should be read in conjunction with, the historical financial statements and related notes of Legacy Humacyte and AHAC for the applicable periods included elsewhere in this Current Report, in AHAC’s Amended Annual Report on Form 10-K, filed with the SEC on May 14, 2021 (the “AHAC 10-K/A”), and in AHAC’s Quarterly Report on Form 10-Q, filed with the SEC on August 16, 2021 (the “AHAC 10-Q”). The unaudited pro forma condensed combined financial information should also be read in conjunction with the section of this Current Report entitled “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and the sections of the AHAC 10-K/A and AHAC 10-Q entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s discussion and analysis of the financial condition and results of operations of Legacy Humacyte as of December 31, 2020 and for the years ended December 31, 2020 and 2019 and as of June 30, 2021 and for the six months ended June 30, 2021 and 2020 is set forth below.

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes set forth in Exhibit 99.1 hereto. Unless the context otherwise requires, when we use the terms “we,” “us,” and “our” in the following discussion and analysis we are referring to Humacyte, Inc. prior to the completion of the Business Combination (Legacy Humacyte).

Cautionary Statement Regarding Forward-Looking Statements

In addition to historical information, some of the information contained in this discussion and analysis or set forth elsewhere in this Current Report, including information with respect to our plans and strategy for our business, future financial performance, expense levels and liquidity sources, includes forward-looking statements that involve risks and uncertainties. You should read the sections of this Current Report entitled “Forward-Looking Statements” and “Risk Factors” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are pioneering the development and manufacture of off-the-shelf, universally implantable, bioengineered human tissues to improve the lives of patients and transform the practice of medicine. We believe our technology has the potential to overcome limitations in existing standards of care and address the lack of significant innovation in products that support tissue repair, reconstruction and replacement. We are leveraging our novel, scalable technology platform to develop proprietary, bioengineered, acellular human tissues. Our goal is to develop and manufacture these tissues for the treatment of diseases and conditions across a range of anatomic locations in multiple therapeutic areas.

We are initially using our proprietary scientific technology platform to engineer and manufacture HAVs. Our HAVs are designed to be easily implanted into any patient without inducing a foreign body response or leading to immune rejection. We are developing our “cabinet” of HAVs of varying diameters and lengths. The HAV cabinet would initially target the vascular repair, reconstruction and replacement market, including use in AVs access for hemodialysis, trauma, PAD and CABG. In addition, we are developing our HAVs as conduits for pediatric heart surgery and the delivery of cellular therapies, including pancreatic islet cell transplantation for the treatment of Type 1 diabetes. We intend to continue to explore the application of our technology across a broad range of markets and indications, including the development of urinary conduit, trachea, esophagus and other novel cell delivery systems.

We believe there is substantial clinical demand for safe and effective vascular conduits to replace and repair blood vessels throughout the body. Vascular injuries resulting from trauma are common in civilian and military populations, frequently resulting in the loss of either life or limb. Existing treatment options in the vascular repair, reconstruction and replacement market use autologous vessels and synthetic grafts and suffer from significant limitations. For example, the use of autologous veins to repair traumatic vascular injuries can lead to significant morbidity associated with the surgical wounds created for vein harvest and prolonged times to restore blood flow to injured limbs leading to an increased risk of amputation and infection. Synthetic grafts are often contraindicated in the setting of vascular trauma due to higher infection risk that can lead to prolonged hospitalization and limb loss. Given the competitive advantages HAVs may have over existing vascular substitutes, we believe that HAVs have the potential to become the standard of care and lead to improved patient outcomes and lower healthcare costs.

We have incurred net losses in each year since our inception in 2004. As of December 31, 2020 and June 30, 2021, we had an accumulated deficit of $388.1 million and $425.6 million, respectively, and working capital of $30.2 million and $15.2 million, respectively. Our net losses were approximately $85.4 million and $66.5 million for the years ended December 31, 2019 and 2020, respectively, and $32.6 million and $37.5 million for the six months ended June 30, 2020 and 2021, respectively. Substantially all of our net losses resulted from costs incurred in connection with our research and development programs and from general and administrative costs associated with our operations.

As of December 31, 2020 and June 30, 2021, we had cash and cash equivalents of $39.9 million and $29.0 million, respectively. Including the $223.5 million in net proceeds from the Business Combination and the related PIPE Investment received on August 26, 2021 and the cash and cash equivalents on hand, we believe our combined cash and cash equivalents will be sufficient to fund operations, including clinical trial expenses and capital expenditure requirements for at least 12 months from August 27, 2021, the issuance date of our interim financial statements. See Note 15 to our related interim financial statements set forth in Exhibit 99.1 hereto for additional information on our assessment.

The report of our independent registered public accounting firm on our financial statements as of and for the year ended December 31, 2020 includes an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern, as at the time of the issuance date of those financial statements there was substantial doubt about our ability to continue as a going concern.

Our need for additional capital will depend in part on the scope and costs of our development and commercial manufacturing activities. To date, we have not generated any revenue from the sale of commercialized products. Our ability to generate product revenue will depend on the successful development and eventual commercialization of one or more of our product candidates. Until such time, if ever, we expect to finance our operations through the sale of equity or debt, borrowings under credit facilities, or through potential collaborations, other strategic transactions or government and other grants. Adequate capital may not be available to us when needed or on acceptable terms. If we are unable to raise capital, we could be forced to delay, reduce, suspend or cease our research and development programs or any future commercialization efforts, which would have a negative impact on our business, prospects, operating results and financial condition. See the section of this Current Report entitled “Risk Factors” for additional information.

We expect to continue to incur significant expenses and to increase operating losses for at least the next several years. We anticipate that our expenses will increase substantially as we seek to:

•	obtain marketing approval for our 6 millimeter HAV for vascular repair, reconstruction and replacement, including for trauma and AV access for hemodialysis;

•	commercialize the HAV via U.S. market launches in trauma and dialysis AV access;

•	scale out our manufacturing facility to satisfy potential demand following any receipt of marketing approval;

•	continue our preclinical and clinical development efforts;

•	maintain, expand and protect our intellectual property portfolio;

•	add operational, financial and management information systems and personnel to support, among other things, our product development and commercialization efforts and operations; and

•	operate as a public company, which includes higher costs associated with hiring additional personnel, director and officer insurance premiums, audit and legal fees, investor relations fees and expenses for compliance with public company reporting requirements under the Exchange Act and rules implemented by the SEC and Nasdaq.

Impact of COVID-19

The COVID-19 pandemic, which began in December 2019 and has spread worldwide, has caused many governments to implement measures to slow the spread of the outbreak, including shelter-in-place orders and the mandatory shutdown of certain businesses. The outbreak and government measures taken in response have had a significant impact, both direct and indirect, on our business, as supply chains have been disrupted, and facilities and production have been suspended. The future progression of the pandemic and its effects on our business and operations are uncertain. The COVID-19 pandemic may affect our ability to initiate and complete preclinical studies, delay our clinical trials or future clinical trials, disrupt regulatory activities, or have other adverse effects on our business and operations. The pandemic has already caused significant disruptions in the financial markets, and may continue to cause such disruptions, which could impact our ability to raise additional funds to support our operations. Moreover, the pandemic has significantly impacted economies worldwide and could result in adverse effects on our business and operations.

To date, the COVID-19 pandemic has not resulted in material financial impacts or impairment losses in the carrying values of our assets as a result of the pandemic and we are not aware of any specific related event or circumstance that would require us to revise the estimates reflected in our financial statements. The extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations and financial condition, including current and future clinical trials and research and development costs, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19, the actions taken to contain or treat it, and the duration and intensity of the related economic impact of the pandemic.

Components of Results of Operations

Revenue

To date, we have not generated revenue from the sale of any products. All of our revenue has been derived from government and other grants. Since inception we have been awarded grants from the California Institute of Regenerative Medicine (“CIRM”), the National Institutes of Health (“NIH”), and the Department of Defense (“DoD”), to support our development, production scaling and clinical trials of our product candidates. We recognized $30.5 million in revenue from inception to June 30, 2021 from these sources, including $11.2 million from CIRM under a program that ended in 2020. We may generate revenue in the future from government and other grants, payments from future license or collaboration agreements and, if any of our product candidates receive marketing approval, from product sales. We expect that any revenue we generate will fluctuate from quarter to quarter. If we fail to complete the development of, or obtain marketing approval for, our product candidates in a timely manner, our ability to generate future revenue, and our results of operations and financial position, would be materially adversely affected.

Research and Development Expenses

Since our inception, we have focused our resources on our research and development activities, including conducting preclinical studies and clinical trials, developing our manufacturing process and activities related to regulatory filings for our product candidates. We recognize research and development expenses as they are incurred. Our research and development expenses consist primarily of:

•	salaries and related overhead expenses for personnel in research and development functions, including stock-based compensation and benefits;

•	fees paid to consultants and clinical research organizations (“CROs”), including in connection with our clinical trials, and other related clinical trial fees, such as for investigator grants, patient screening, laboratory work and statistical compilation and analysis;

•	allocation of facility lease and maintenance costs;

•	depreciation of leasehold improvements, laboratory equipment and computers;

•	costs related to purchasing raw materials for and producing our product candidates for clinical trials;

•	costs related to compliance with regulatory requirements;

•	costs related to our manufacturing scale-out initiative; and

•	license fees related to in-licensed technologies.

The majority of our research and development resources are currently focused on our Phase III clinical trials for our 6 millimeter HAV and other work needed to obtain marketing approval for our 6 millimeter HAV for use for vascular repair, reconstruction and replacement, including trauma and AV access in hemodialysis in the United States and Europe. We have incurred and expect to continue to incur significant expenses in connection with these and our other clinical development efforts, including expenses related to regulatory filings, trial enrollment and conduct, data analysis, patient follow up and study report generation for our Phase II and Phase III clinical trials. We do not allocate our costs by each research and development program for which we are developing our cabinet of HAVs, as a significant amount of our development activities broadly support multiple programs that use our technology platform. Subject to the availability of additional funding, we plan to further increase our research and development expenses for the foreseeable future as we continue the development of our proprietary scientific technology platform and our novel manufacturing paradigm.

The successful development of our preclinical and clinical product candidates is highly uncertain. At this time, we cannot reasonably estimate the nature, timing or costs of the efforts that will be necessary to complete the remainder of the development of any of our preclinical or clinical product candidates or the period, if any, in which material net cash inflows from these product candidates may commence. This is due to the numerous risks and uncertainties associated with the development of our product candidates, including:

•	the scope, rate of progress, expense and results of our preclinical development activities, our ongoing clinical trials and any additional clinical trials that we may conduct, and other research and development activities;

•	successful patient enrollment in and the initiation and completion of clinical trials;

•	the timing, receipt and terms of any marketing approvals from applicable regulatory authorities including the FDA and non-U.S. regulators;

•	the extent of any required post-marketing approval commitments to applicable regulatory authorities;

•	development of clinical and commercial manufacturing capabilities or making arrangements with third-party manufacturers in order to ensure that it or its third-party manufacturers are able to successfully manufacture our product;

•	obtaining, maintaining, defending and enforcing patent claims and other intellectual property rights;

•	significant and changing government regulations;

•	launching commercial sales of our product candidates, if approved, whether alone or in collaboration with others;

•	the degree of market acceptance of any product candidates that obtain marketing approval; and

•	maintaining a continued acceptable safety profile following approval, if any, of our product candidates.

A change in the outcome of any of these variables could lead to significant changes in the costs and timing associated with the development of our product candidates. For example, if the FDA or another regulatory authority were to require us to conduct clinical trials beyond those that we currently anticipate being required to conduct in order to complete the clinical development of any of our product candidates, or if we experience significant delays in the enrollment or the conduct of any of our clinical trials, we could be required to expend significant additional financial resources and time on the completion of clinical development.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and related costs for employees in executive, finance, human resources, commercialization, and administrative support functions, which also include stock-based compensation expenses and benefits for such employees. Other significant general and administrative expenses include facilities costs, professional fees for accounting and legal services and expenses associated with obtaining and maintaining patents.

We expect our general and administrative expenses will increase for the foreseeable future to support our expanded infrastructure and increased costs of operating as a public company. These increases are expected to include increased costs for fees to members of our board of directors, increased employee-related expenses, and increased director and officer insurance premiums, audit and legal fees, investor relations fees and expenses for compliance with public company reporting requirements under the Exchange Act and rules implemented by the SEC, as well as Nasdaq rules.

Other Income (Expenses), Net

Total other income (expenses), net consists of a gain on Paycheck Protection Program (“PPP”) loan forgiveness, interest income earned on our cash and cash equivalents and interest expense relating to interest incurred on our finance leases and PPP loan under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). We expect our interest income to increase following the completion of the Business Combination as we invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing obligations of the U.S. government and its agencies. Interest expense primarily relates to interest incurred on our finance leases. See Note 4 to our financial statements set forth in Exhibit 99.1 hereto for a description of the leases.

Results of Operations

Comparison of the Six Months Ended June 30, 2020 and 2021

	Six Months Ended June 30,		Change
($ in thousands)	2020	2021	$	%
Revenue	$453	$845	392	87%
Operating expenses:
Research and development	26,187	29,705	3,518	13%
General and administrative	5,981	10,178	4,197	70%
Total operating expenses	32,168	39,883	7,715	24%
Loss from operations	(31,715)	(39,038)	(7,323)	(23)%
Total other income (expense)	(837)	1,539	2,376	-
Net loss	$(32,552)	$(37,499)	$(4,947)	(15)%

Grant Revenue

For the six months ended June 30, 2020 and 2021, revenue totalled $0.5 million and $0.8 million, respectively, an increase of $0.3 million, or 87%, and was related to our grant from DoD.

Research and Development Expenses

The following table discloses the breakdown of research and development expenses:

	Six Months Ended June 30,		Change
($ in thousands)	2020	2021	$	%
External services	$7,052	$7,733	$681	10%
Lab supplies	3,542	5,194	1,652	47%
Payroll and personnel expenses	9,723	11,228	1,505	15%
Other research and development expenses	5,870	5,550	(320)	(5)%
	$26,187	$29,705	$3,518	13%

Research and development expenses increased from $26.2 million for the six months ended June 30, 2020 to $29.7 million for the six months ended June 30, 2021. The increase of $3.5 million, or 13%, was primarily driven by the purchase of lab supplies used to develop our commercial manufacturing process and in our research and development initiatives, including clinical studies.

General and Administrative Expenses

General and administrative expenses were $6.0 million and $10.2 million for the six months ended June 30, 2020 and 2021, respectively. The increase in general and administrative expenses of $4.2 million, or 70%, was driven by an increase in non-cash stock compensation expense of $2.3 million, external services and professional fees of $1.0 million, including those related to preparations for commercial launch, and $0.4 million in salaries and benefits.

Other Income (Expense)

Other income (expense) was $(0.8) million and $1.5 million for the six months ended June 30, 2020 and 2021, respectively. The increase of $2.3 million resulted from a gain on PPP loan forgiveness partially offset by an increase in interest expense related to our loan facility with Silicon Valley Bank, and a decrease in interest income earned on our cash equivalents due to lower interest rates and lower average cash balances during the year. Interest expense on our finance lease right of use assets was not impacted by these lower interest rates.

Results of Operations

Comparison of the Years Ended December 31, 2019 and 2020

	Year Ended December 31,		Change
($ in thousands)	2019	2020	$	%
Revenue	$6,187	$1,491	$(4,696)	(76)%

Operating expenses:
Research and development	75,603	54,078	(21,525)	(28)%
General and administrative	16,275	12,013	(4,262)	(26)%
Total operating expenses	91,878	66,091	(25,787)	(28)%
Loss from operations	(85,691)	(64,600)	21,091	25%
Total other income (expense)	269	(1,924)	(2,193)	(815)%
Net loss	$(85,422)	$(66,524)	$18,898	22%

Grant Revenue

For the years ended December 31, 2019 and 2020, we generated $6.2 million and $1.5 million of revenue, respectively, related to the reimbursement of qualifying expenses incurred in connection with our grants from DoD, NIH and CIRM. The decrease in revenue of $4.7 million, or 76%, was primarily driven by the completion of certain DoD awards during the year ended December 31, 2019 and a decrease of $1.7 million in revenue related to our CIRM awards, a program that ended during 2020.

Research and Development Expenses

The following table discloses the breakdown of research and development expenses:

	Year Ended December 31,		Change
($ in thousands)	2019	2020	$	%
External services	$25,249	$14,675	$(10,574)	(42)%
Lab supplies	21,423	9,769	(11,654)	(54)%
Payroll and personnel expenses	17,723	17,885	162	1%
Other research and development expenses	11,208	11,749	541	5%
	$75,603	$54,078	$(21,525)	(28)%

Research and development expenses decreased from $75.6 million for the year ended December 31, 2019 to $54.1 million for the year ended December 31, 2020. The decrease of $21.5 million, or 28%, was due to the completion of certain programs, combined with initiatives implemented to extend our cash runway, including decreased requirements for lab supplies used to develop our commercial manufacturing process and used in our research and development initiatives, totalling $11.7 million of the decrease. External services decreased by $10.6 million, or 42%, due to our V006 trial completing enrollment and our V007 trial enrollment slowing due to the COVID-19 pandemic, which comprised $4.5 million of the decrease, the termination of our agreement with our contract manufacturing organization, which comprised $2.9 million of the decrease, and initiatives implemented to extend our cash runway, which comprised $3.2 million of the decrease.

General and Administrative Expenses

General and administrative expenses were $16.3 million and $12.0 million for the years ended December 31, 2019 and 2020, respectively. The decrease in general and administrative expenses during this period of $4.3 million, or 26%, was similarly driven by our adoption of a lower operating budget in 2020 to extend our cash runway, and primarily due to the decrease in professional fees of $2.3 million, $1.5 million of which related to offering costs that were charged to expense in 2019.

Other Income (Expense)

Other income (expense) was $0.3 million and $(1.9) million for the years ended December 31, 2019 and 2020, respectively. The decrease of $2.2 million resulted from a decrease in interest income earned on our cash equivalents due to lower interest rates and lower average cash balances during the year. Interest expense on our finance lease right of use assets was not impacted by these lower interest rates.

Liquidity and Capital Resources

Sources of Liquidity

To date, we have financed our operations primarily through the sale of equity securities and convertible debt and, to a lesser extent, through grants from governmental and other agencies. Since our inception, we have incurred significant operating losses and negative cash flows. As of December 31, 2020 and June 30, 2021, we had an accumulated deficit of $388.1 million and $425.6 million, respectively.

As of December 31, 2020 and June 30, 2021, we had cash and cash equivalents of $39.9 million and $29.0 million, respectively. Including the $223.5 million in net proceeds from the Business Combination and the related PIPE Investment received on August 26, 2021 and the cash and cash equivalents on hand, we believe our combined cash and cash equivalents will be sufficient to fund operations, including clinical trial expenses and capital expenditure requirements for at least 12 months from August 27, 2021, the issuance date of our interim financial statements. See Note 15 to our related interim financial statements set forth in Exhibit 99.1 hereto for additional information on our assessment.

In April 2020, we received loan proceeds in the amount of approximately $3.3 million under the PPP as established under the CARES Act. The loan and accrued interest were forgivable after a 24-week period as long as we used the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintained its payroll levels. On May 25, 2021, the Small Business Administration approved the forgiveness of the outstanding amount of the PPP loan and we recognized a gain from loan extinguishment in the amount of $3.3 million during the six months ended June 30, 2021.

In March 2021, we entered into the Loan Agreement with Silicon Valley Bank and SVB Innovation Credit Fund VIII, L.P., which provides a term loan facility of up to $50.0 million, with a maturity date of March 1, 2025, of which $20.0 million was funded upon the closing of the Loan Agreement, and the additional $30.0 million is accessible in three tranches of $10.0 million each contingent on the achievement of certain business and clinical development milestones. Our obligations under the Loan Agreement are secured by substantially all of our assets, except for our intellectual property. The Loan Agreement contains certain customary covenants, including, but not limited to, those relating to additional indebtedness, liens, asset divestitures, and affiliate transactions. We may use the proceeds of borrowings under the Loan Agreement as working capital and to fund our general business requirements.

Borrowings under the Loan Agreement bear interest at a rate of 7.5% or the sum of the Wall Street Journal Prime Rate plus 4.25%, whichever is greater. In addition, the lenders were each granted a warrant to purchase Humacyte common stock.

As of June 30, 2021, principal of $20.0 million was outstanding under the Loan Agreement. On July 9, 2021 the Company had not yet achieved certain financial covenants and $10.0 million of the loan proceeds has been classified as restricted cash. The Company met these financial covenants as a result of the Business Combination and the related PIPE Investment on August 26, 2021.

Future Funding Requirements

We expect to incur significant expenses in connection with our ongoing activities as we seek to (i) continue clinical development of our 6 millimeter HAV for use in dialysis AV access and vascular repair and submit biologics license applications for FDA approval, (ii) if marketing approval is obtained, to launch and commercialize our HAVs for dialysis AV access and vascular repair in the U.S. market, including subsequent launches in key international markets, (iii) advance our pipeline in major markets, including PAD Phase III trials and continue preclinical and clinical development for proof of concept in CABG and biovascular pancreas for diabetes, and (iv) scale out our manufacturing facility to satisfy potential demand if our HAVs receive marketing approval. We will need additional funding in connection with these activities. Our future funding requirements, both short-term and long-term, will depend on many factors, including:

•	the progress and results of our clinical trials and interpretation of those results by the FDA and other regulatory authorities;

•	the cost, timing and outcome of regulatory review of our product candidates, particularly for marketing approval of our HAVs in the United States;

•	the scope, progress, results and costs of preclinical development, laboratory testing and clinical trials for our additional product candidates;

•	the cost and timing of our future commercialization activities, including product manufacturing, marketing and distribution for our HAVs if approved by the FDA, and any other product candidate for which we receive marketing approval in the future;

•	the amount and timing of revenues, if any, that we receive from commercial sales of any product candidates for which we receive marketing approval;

•	the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending any intellectual property-related claims; and

•	the costs of operating as a public company, including hiring additional personnel as well as increased director and officer insurance premiums, audit and legal fees, investor relations fees and expenses for compliance with public company reporting requirements under the Exchange Act and rules implemented by the SEC and Nasdaq.

Until such time, if ever, as we are able to successfully develop and commercialize one or more of our product candidates, we expect to continue financing our operations through the sale of equity, debt, borrowings under credit facilities or through potential collaborations with other companies, other strategic transactions or government or other grants. Adequate capital may not be available to us when needed or on acceptable terms. We do not currently have any committed external source of funds beyond the Business Combination and the PIPE Investment, other than the Loan Agreement, subject to the terms thereof. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of stockholders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures. Debt financing would also result in fixed payment obligations. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, reduce, suspend or cease our research and development programs or any future commercialization efforts, which would have a negative impact on our business, prospects, operating results and financial condition. See the section of this Current Report titled “Risk Factors” for additional risks associated with our substantial capital requirements.

Cash Flows

The following table shows a summary of our cash flows for each of the periods shown below:

	Year Ended December 31,		Six Months Ended June 30,
($ in thousands)	2019	2020	2020	2021
Statement of cash flows data:
Total cash (used in)/provided by:
Operating activities	$(71,787)	$(55,568)	$(27,582)	$(29,223)
Investing activities	(8,125)	(268)	(239)	(92)
Financing activities	(74)	2,052	2,752	18,355
	$(79,986)	$(53,784)	$(25,069)	$(10,960)

Cash Flow from Operating Activities

Net cash used in operating activities of $71.8 million during the year ended December 31, 2019 was primarily the result of our net loss of $85.4 million to support our ongoing research and development, regulatory and other clinical trial costs, and related general and administrative costs as well as a decrease in deferred revenue of $0.6 million related to our CIRM awards, partially offset by a $2.4 million increase in accounts payable and by non-cash items of $11.3 million primarily related to $4.7 million of depreciation expense, $4.5 million for stock-based compensation and $2.1 million for amortization of finance lease right-of-use assets.

Net cash used in operating activities of $55.6 million during the year ended December 31, 2020 was primarily the result of our net loss of $66.5 million to support our research and development, regulatory and other clinical trial costs, and related general and administrative costs as well as a $2.3 million decrease in accounts payable and accrued expenses, partially offset by a $0.5 million decrease in accounts receivable and by non-cash items of $13.4 million primarily related to $6.3 million for depreciation, $4.7 million for stock-based compensation, $2.1 million for amortization of finance lease right-of-use assets, and $0.3 million for deferred payroll taxes related to Section 2302 of the CARES Act.

Net cash used in operating activities of $27.6 million during the six months ended June 30, 2020 was primarily the result of our net loss of $32.6 million to support our ongoing research and development, regulatory and other clinical trial costs, and related general and administrative costs as well as a decrease in accrued expenses and accounts payable of $1.4 million and a decrease in prepaid expenses of $0.7 million, partially offset by a $6.7 million increase in non-cash items primarily related to $3.2 million of depreciation expense, $2.3 million for stock-based compensation and $1.0 million for amortization of finance lease right-of-use assets.

Net cash used in operating activities of $29.2 million during the six months ended June 30, 2021 was primarily the result of our net loss of $37.5 million to support our research and development, regulatory and other clinical trial costs, and related general and administrative costs as well as a $3.3 million non-cash gain on PPP loan forgiveness and a $0.6 million increase in accounts receivable, which are related to our DoD grant, partially offset by a $2.2 million increase in accounts payable and accrued expenses and by non-cash items of $6.7 million primarily related to $5.5 million for stock-based compensation, $3.1 million for depreciation and $1.0 million for amortization of finance lease right-of-use assets.

Cash Flow from Investing Activities

Net cash used in investing activities during the year ended December 31, 2019 was $8.1 million, primarily consisting of purchases related to construction in progress of $4.5 million for the build-out of our manufacturing facility and laboratory equipment of $3.6 million to equip our manufacturing facility with scientific equipment and LUNA200 manufacturing systems.

Net cash used in investing activities during the year ended December 31, 2020 was $0.3 million, primarily consisting of purchases of scientific equipment.

Net cash used in investing activities during the six months ended June 30, 2020 was $0.2 million, primarily consisting of the purchases of laboratory equipment of $0.2 million to equip our manufacturing facility with scientific equipment and LUNA200 manufacturing systems.

Net cash used in investing activities during the six months ended June 30, 2021 was $0.1 million, primarily consisting of the purchases of laboratory equipment of $0.1 million.

Cash Flow from Financing Activities

Net cash used in financing activities during the year ended December 31, 2019 was $0.1 million, consisting of payments of $1.3 million in connection with a finance lease obligation, partially offset by proceeds of $1.2 million from the exercise of stock options.

Net cash provided by financing activities during the year ended December 31, 2020 was $2.1 million, consisting of $3.3 million of the proceeds from our PPP loan and $0.3 million from the exercise of stock options, partially offset by principal payments of $1.5 million in connection with a finance lease obligation.

Net cash provided by financing activities during the six months ended June 30, 2020 was $2.8 million, consisting of $3.3 million of the proceeds from our PPP loan and proceeds of $0.2 million from the exercise of stock options, partially offset by principal payments of $0.7 million in connection with a finance lease obligation.

Net cash provided by financing activities during the six months ended June 30, 2021 was $18.4 million, consisting of $19.7 million of net proceeds from our loan facility with Silicon Valley Bank and $0.2 million from the exercise of stock options, partially offset by principal payments of $0.8 million in connection with a finance lease obligation and $0.7 million in connection with the payment of deferred offering costs.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations as of December 31, 2020:

($ in thousands)	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Contractual obligations:
Finance leases	$36,775	$3,773	$7,833	$8,232	$16,937
Operating leases	1,205	105	210	212	678
PPP loan payable(1)	3,273	2,451	822	—	—
Noncancelable purchase commitments(2)	7,983	7,983	—	—	—
Total contractual obligations	$49,236	$14,312	$8,865	$8,444	$17,615

(1)	The PPP loan was forgiven on May 25, 2021.
(2)	As of December 31, 2020, we had non-cancellable purchase commitments of $8.0 million for supplies and services that are primarily for research and development. We have also entered into contracts with CROs primarily for clinical trials. These contracts generally provide for termination upon limited notice, and therefore we believe that our non-cancellable obligations under these agreements are not material.

The table above does not include potential milestone payments, license fee payments, royalties and other payments that we may be required to make under our license agreements with Duke and Yale and our distribution agreement with Fresenius Medical Care. These payments are not included in the preceding table as the amount and timing of such payments are unknown or uncertain at December 31, 2020. For additional information regarding these agreements and the nature of payments that could become due thereunder, see the sections of the Proxy Statement/Prospectus entitled “Information About Humacyte—Business Overview—Distribution” and “Information About Humacyte—Business Overview—Intellectual Property,” beginning on pages 197 and 199 of the Proxy Statement/Prospectus, respectively. Our contractual obligations have increased materially from December 31, 2020 as a result of entering into a Loan Agreement with Silicon Valley Bank and SVB Innovation Credit Fund VIII, L.P., which provides a term loan facility of up to $50.0 million with a maturity date of March 1, 2025, of which $20.0 million was outstanding as of June 30, 2021. Our contractual obligation under the Loan Agreement include cash payments related to principal and interest of $3.7 million within one year, $15.1 million within one to three years, and $5.6 million within three to five years.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in SEC rules and regulations.

Critical Accounting Policies and Significant Judgments and Estimates

Our financial statements are prepared in accordance with U.S. GAAP. The preparation of our financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, costs and expenses. We base our estimates and assumptions on historical experience and other factors that we believe to be reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates. Our critical accounting policies are summarized below. See Note 2 to our financial statements set forth in Exhibit 99.1 hereto for a description of our other significant accounting policies.

Revenue Recognition

Our revenues generally consist of grant revenues, including revenues generated under Federal contracts and other awarded grants.

In 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-09, Revenues from Contracts with Customers (Topic 606) (“ASC 606”). This guidance became effective January 1, 2019 for private companies, with early adoption allowed. We adopted ASC 606 on January 1, 2019 using the modified-retrospective adoption method for all contracts that were not completed as of the date of adoption. Under the modified-retrospective method, there was no cumulative effect of applying the standard as of January 1, 2019.

Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration that an entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of Topic 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. Topic 606 also impacts certain other areas, such as the accounting for costs to obtain or fulfill a contract.

In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

As of January 1, 2019, we determined that there was no material impact that the adoption of ASC 606 had on our financial statements. We have determined that our government grants are not within the scope of ASC 606 as they do not meet the definition of a contract with a customer.

We generate revenue primarily from government grants that reimburse us for certain allowable costs related to research and development efforts. We have determined that government grants are not within the scope of ASC 606 as they do not meet the definition of a contract with a customer. We have concluded that the grants meet the definition of a contribution and are nonexchange transactions and have applied the contribution accounting model in Subtopic 958-605, Not-for-Profit-Entities-Revenue Recognition by analogy.

We recognize funding received from grants as revenue, rather than as a reduction of research and development expenses, because we are the principal in conducting the research and development activities and these grants are central to our ongoing operations. We recognize revenue only after the qualifying expenses related to the grants have been incurred and it is reasonably assured that the expenses will be reimbursed and the revenue will be collectible. The related costs incurred are included in research and development expense in our statements of operations and comprehensive loss.

Accrued Expenses

As part of the process of preparing financial statements, we are required to estimate accrued expenses. This process involves reviewing open contracts and purchase orders, communicating with applicable vendor personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual cost.

Our understanding of the status and timing of services performed relative to the actual status and timing may vary and may result in our reporting changes in estimates in a particular period. Changes in estimates have not resulted in any material changes to our accrued expenses to date.

Stock-Based Compensation

We measure and recognize compensation expense for all options based on the estimated fair value of the award on the grant date. We use the Black-Scholes option-pricing model to estimate the fair value of option awards. The fair value is recognized as expense on a straight-line basis over the requisite service period. We account for forfeitures as they occur.

The determination of the grant date fair value of options using an option pricing model is affected principally by our estimated fair value of shares of our common stock and requires management to make a number of other assumptions, including the expected term of the option, the volatility of the underlying shares, the risk-free interest rate and expected dividends. The assumptions used in our Black-Scholes option-pricing model represent management’s good faith estimates at the time of measurement. These estimates are complex, involve a number of variables, uncertainties and assumptions and the application of management’s judgment, as they are inherently subjective. If any assumptions change, our stock-based compensation expense could be materially different in the future.

These assumptions are estimated as follows:

•	Fair Value of Common Stock. As our common stock has not historically been publicly traded, the fair value of the shares of our common stock underlying the options has historically been determined by our board of directors with input from management, after considering independent third-party valuation reports. See “Fair Value of Common Stock” and “Common Stock Valuation Methodology.”

•	Expected Term. The expected term represents the period that stock options are expected to be outstanding. We calculated the expected term using the simplified method for options, which is available where there is insufficient historical data about exercise patterns and post-vesting employment termination behavior. The simplified method is based on the vesting period and the contractual term for each grant, or for each vesting-tranche for awards with graded vesting. The mid-point between the vesting date and the maximum contractual expiration date is used as the expected term under this method. For awards with multiple vesting-tranches, the times from grant until the mid-points for each of the tranches may be averaged to provide an overall expected term.

•	Expected Volatility. The expected volatility was based on the historical share volatility of several publicly traded peer companies over a period of time equal to the expected term of the options, as we do not have any trading history to use to determine the volatility of our common stock. For purposes of identifying these peer companies, we considered the industry, stage of development, size and financial leverage of potential comparable companies.

•	Risk-Free Interest Rate. The risk-free interest rate was based on the yields of U.S. Treasury zero-coupon securities with maturities similar in duration to the expected term of the options.

•	Expected Dividend Yield. We have not paid dividends on our common stock nor do we expect to pay dividends in the foreseeable future. Accordingly, we have estimated the dividend yield to be zero.

Fair Value of Common Stock

Historically, for all periods prior to this transaction, the fair values of the shares of common stock underlying our options were determined on each grant date by our board of directors with input from management. In order to determine the fair value, our board of directors considered, among other things, contemporaneous valuations of our common stock and preferred stock prepared by an unrelated third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (the “Practice Aid”). Given the absence of a public trading market of our capital stock, the assumptions used to determine the estimated fair value of our common stock are based on a number of objective and subjective factors, including:

•	our stage of development and business strategy;

•	the prices, rights, preferences and privileges of our redeemable convertible preferred stock relative to our common stock;

•	our business, financial condition and results of operations, including related industry trends affecting our operations;

•	the likelihood of achieving a liquidity event, such as an initial public offering or sale of our company, given prevailing market conditions;

•	the lack of marketability of our common stock;

•	the market performance of comparable publicly traded companies; and

•	U.S. and global economic and capital market conditions and outlook.

Common Stock Valuation Methodology

The Practice Aid identifies various available methods for allocating enterprise value across classes and series of capital stock to determine the estimated fair value of common stock at each valuation date. In accordance with the Practice Aid, we considered the following methods:

•	Option Pricing Method. Under the option pricing method (“OPM”), shares are valued by creating a series of call options with exercise prices based on the liquidation preferences and conversion terms of each equity class. The estimated fair values of the preferred and common stock are inferred by analyzing these options.

•	Probability-Weighted Expected Return Method. The probability-weighted expected return method (“PWERM”) is a scenario-based analysis that estimates value per share based on the probability-weighted present value of expected future investment returns, assuming various outcomes, as well as the economic and control rights of each share class.

Based on our early stage of development, we determined that the PWERM method, incorporating the OPM as one of several scenarios, was the most appropriate method for allocating our enterprise value to determine the estimated fair value of our common stock for valuations performed as of November 13, 2020 and October 23, 2019, which resulted in common stock valuations of $2.699 and $2.228 per share, respectively. In January, February, March and June 2021, stock options were granted at fair market value with an exercise price of $2.699, consistent with the fair market value determined two months earlier in November 2020. When adjusted for the estimated Exchange Ratio, as defined in the Business Combination Agreement, the $2.699 exercise price is greater than the public trading price of the AHAC Class A common stock as of the date of grant and also greater than the share price reflected in the $800 million equity value agreed upon in connection with the Business Combination. We also utilized the PWERM method for our valuation as of June 25, 2018, which resulted in a common stock valuation of $2.226 per share. In determining the estimated fair value of our common stock, our board of directors also considered the fact that our stockholders could not freely trade our common stock in the public markets. Accordingly, we applied discounts to reflect the lack of marketability of our common stock based on the weighted-average expected time to liquidity. The estimated fair value of our common stock at each grant date reflected a non-marketability discount partially based on the anticipated likelihood and timing of a future liquidity event.

Following the closing of the Business Combination, the fair value of our common stock will be determined based on the closing price of our common stock on the primary stock exchange on which our common stock is traded on the date stock options or other awards are granted under the 2021 Plan.

Income Taxes

Income taxes are computed using the asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements. In estimating future tax consequences, we consider all expected future events other than enactment of changes in tax laws or rates. A valuation allowance is recorded to reduce net deferred tax assets to their realizable values if management does not believe it is more likely than not that the net deferred tax assets will be realized. As of December 31, 2019 and 2020, we have recorded a full valuation allowance against our net deferred tax assets.

We recognize the benefit of an income tax position only if it is more likely than not (greater than 50%) that the tax position will be sustained upon tax examination, based solely on the technical merits of the tax position. Otherwise, no benefit can be recognized. Assessing an uncertain tax position begins with the initial determination of the sustainability of the position and is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. As of each balance sheet date, unresolved uncertain tax positions must be reassessed. Additionally, we must accrue interest and related penalties, if applicable, on all tax exposures for which reserves have been established consistent with jurisdictional tax laws. We have not identified any uncertain tax positions for the years ended December 31, 2019 and 2020.

We have analyzed our filing positions in all significant Federal and state jurisdictions where we are required to file income tax returns, as well as open tax years in these jurisdictions. As of December 31, 2019 and 2020, we have determined that no uncertain tax positions would have a material impact on our financial statements. We are no longer subject to U.S. Federal, state, and local tax examinations by tax authorities for years before 2017 although carry-forward attributes that were generated prior to 2017 may still be adjusted upon examination by the taxing authorities if they either have been or will be used in a future period. No income tax returns are currently under examination by taxing authorities.

As of December 31, 2019 and 2020, we had not recorded any amounts for unrecognized tax benefits. Our policy is to recognize interest and penalties related to uncertain tax positions in the provision for income taxes, if any. As of December 31, 2019 and 2020, we had no accrued interest or penalties related to uncertain tax positions, and no amounts had been recognized in our statements of operations and comprehensive loss.

Recent Accounting Pronouncements

See Note 2 to our financial statements set forth in Exhibit 99.1 hereto for a description of recent accounting pronouncements applicable to our financial statements.

Emerging Growth Company and Smaller Reporting Company Status

Humacyte is an “emerging growth company” as defined in the JOBS Act, and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies until it is no longer an emerging growth company. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards. We expect Humacyte to avail itself of the extended transition period and, therefore, while Humacyte is an emerging growth company it will not be subject to new or revised accounting standards at the same time that they become applicable to other public companies that are not emerging growth companies, unless it chooses to early adopt a new or revised accounting standard. This may make it difficult or impossible to compare Humacyte’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Additionally, Humacyte is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Humacyte will remain a smaller reporting company if (1) the market value of Humacyte common stock held by non-affiliates is less than $250 million as of the last business day of the second fiscal quarter, or (2)  Humacyte’s annual revenues in its most recent fiscal year completed before the last business day of its second fiscal quarter are less than $100 million and the market value of Humacyte common stock held by non-affiliates is less than $700 million as of the last business day of the second fiscal quarter.

Quantitative and Qualitative Disclosure about Market Risk

We are exposed to market risk in the ordinary course of business. As of December 31, 2020 and June 30, 2021, we were not subject to any material market, currency, or interest rate risk.

Our primary exposure to market risk is associated with changes in interest rates related to the interest income from our cash and cash equivalents of $39.9 million and $29.0 million as of December 31, 2020 and June 30, 2021, respectively, which we invest in money market funds invested only in obligations of the U.S. government and its agencies. Due to the short-term maturities and low risk profile of our cash and cash equivalents, an immediate 10.0% change in interest rates would not have a material effect on our financial position or results of operations.

Properties

Reference is made to the section of the Proxy Statement/Prospectus entitled “Information About Humacyte—Facilities,” beginning on page 215 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of shares of our Common Stock as of the Closing Date, after giving effect to the Business Combination, by:

•	each person known by us to be the beneficial owner of more than 5% of Common Stock;
•	each of our executive officers and directors; and
•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security, or has the right to acquire such powers within 60 days.

The beneficial ownership of shares of common stock is calculated based on 103,003,384 shares of Common Stock outstanding immediately following consummation of the Business Combination.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	%
Directors and Executive Officers of Humacyte
Laura E. Niklason(2)	23,268,279	22.4
Dale A. Sander(3)	56,457	*
Heather Prichard(4)	324,305	*
Jeffrey H. Lawson(5)	1,477,104	1.4
Brady W. Dougan(6)	23,268,279	22.4
Emery N. Brown	—	—
Kathleen Sebelius(7)	56,457	*
Rajiv Shukla(8)	2,857,500	2.8
Max Wallace(9)	86,747	*
Susan Windham-Bannister	—	—
Gordon M. Binder	—	—
Michael T. Constantino	—	—
Todd M. Pope	—	—
William Tente(10)	361,067	*
Kiernan T. DeAngelis(11)	99,576	*
William (B.J.) Scheessele	—	—
All Directors and Executive Officers of Humacyte as a Group (16 Individuals)	28,587,492	26.9

Five Percent Holders
Ayabudge LLC(12)	20,452,504	19.9
Fresenius Medical Care Holdings, Inc.(13)	18,312,735	17.8
The GYF Trust(14)	8,942,078	8.7

*        Less than one percent.

(1)	Unless otherwise noted, the business address of each of the following entities and individuals is 2525 East North Carolina Highway 54, Durham, North Carolina 27713.
(2)	Consists of (i) 1,148,240 shares of Common Stock held by Dr. Niklason, (ii) 827,177 shares of Common Stock subject to options exercisable within 60 days of the Closing Date held by Dr. Niklason, (iii) 810,161 shares of Common Stock held by Mr. Dougan, (iv) 30,197 shares of Common Stock subject to options exercisable within 60 days of the Closing Date held by Mr. Dougan, and (v) 20,452,504 shares of Common Stock held by Ayabudge LLC. Dr. Niklason is married to Mr. Dougan and Mr. Dougan has sole voting and dispositive power over the shares held by Ayabudge LLC. By virtue of these relationships, Dr. Niklason may be deemed to share beneficial ownership of the securities held of record by Mr. Dougan and Ayabudge LLC.
(3)	Consists of 56,457 shares of Common Stock subject to options exercisable within 60 days of the Closing Date.
(4)	Consists of (i) 2,625 shares of Common Stock and (ii) 321,680 shares of Common Stock subject to options exercisable within 60 days of the Closing Date.

(5)	Consists of (i) 7,877 shares of Common Stock and (ii) 1,469,227 shares of Common Stock subject to options exercisable within 60 days of the Closing Date.
(6)	Consists of (i) 810,161 shares of Common Stock held by Mr. Dougan, (ii) 30,197 shares of Common Stock subject to options exercisable within 60 days of the Closing Date held by Mr. Dougan, (iii) 1,148,240 shares of Common Stock held by Dr. Niklason, (iv) 827,177 shares of Common Stock subject to options exercisable within 60 days of the Closing Date held by Dr. Niklason, and (v) 20,452,504 shares of Common Stock held by Ayabudge LLC. Mr. Dougan is married to Dr. Niklason and Mr. Dougan has sole voting, and dispositive power over the shares held by Ayabudge LLC. By virtue of these relationships, Mr. Dougan may be deemed to share beneficial ownership of the securities held of record by Dr. Niklason and Ayabudge LLC.
(7)	Consists of 56,457 shares of Common Stock subject to options exercisable within 60 days of the Closing Date.
(8)	Consists of (i) 2,705,000 shares of Common Stock and (ii) Warrants to purchase 152,500 shares of Common Stock exercisable within 60 days of the Closing Date. AHAC Sponsor LLC is the record holder of such shares and Warrants. Mr. Shukla is the managing member of the Sponsor. By virtue of this relationship, Mr. Shukla may be deemed to share beneficial ownership of the securities held of record by the Sponsor. Mr. Shukla disclaims beneficial ownership of the shares held of record by the Sponsor except to the extent of his pecuniary interest therein.
(9)	Consists of (i) 49,986 shares of Common Stock and (ii) 36,761 shares of Common Stock subject to options exercisable within 60 days of the Closing Date.
(10)	Consists of (i) 52,519 shares of Common Stock and (ii) 308,548 shares of Common Stock subject to options exercisable within 60 days of the Closing Date.
(11)	Consists of 99,576 shares of Common Stock subject to options exercisable within 60 days of the Closing Date
(12)	Mr. Dougan has sole voting and dispositive power over the shares held by Ayabudge LLC. Ayabudge LLC has pledged 18,930,004 shares to certain lenders in connection with a financing arrangement.
(13)	The business address of Fresenius Medical Care Holdings, Inc. is 920 Winter Street, Waltham, Massachusetts 02451.
(14)	Gavril Abramovich Yushvaev has sole voting and dispositive power over the shares held by PTC Trustees GY Limited. The address of the business office of PTC Trustees GY Limited as Trustee of The GYF Trust is 37 Metochiou Street, Agios Andreas, 1101 Nicosia, Cyprus.

Directors and Executive Officers

Reference is made to the disclosure in the subsections entitled “Board of Directors” and “Executive Officers” in Item 5.02 of this Current Report, which is incorporated herein by reference. Further reference is made to the section of the Proxy Statement/Prospectus entitled “Management of the Combined Company,” beginning on page 272 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Humacyte adheres to the rules of Nasdaq in determining whether a director is independent. The Board has consulted with its counsel to ensure that its determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards generally define an “independent director” as a person who is not an executive officer or employee, or who does not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. The Board has determined that Gordon M. Binder, Emery N. Brown, Michael T. Constantino, Todd M. Pope, Kathleen Sebelius, Max Wallace, and Susan Windham-Bannister are independent directors of Humacyte. The Humacyte independent directors will have regularly scheduled meetings at which only independent directors are present.

Executive Compensation

Reference is made to the section of the Proxy Statement/Prospectus entitled “Management of the Combined Company—Executive Officer and Director Compensation Following the Business Combination,” beginning on page 279 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

On the Closing Date, in connection with the consummation of the Business Combination, the Humacyte, Inc. 2021 Long-Term Incentive Plan (the “2021 Plan”), the Humacyte, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”), and the Humacyte, Inc. Annual Bonus Plan (the “Annual Bonus Plan”) became effective. Humacyte expects that the Board or the compensation committee of the Board will make grants of awards under the 2021 Plan and the Annual Bonus Plan to eligible participants, and that eligible participants will purchase shares of Common Stock pursuant to the ESPP.

The 2021 Plan, the ESPP and the Annual Bonus Plan are described in greater detail in the sections of the Proxy Statement/Prospectus entitled “Proposal 6: The Incentive Plan Proposal,” “Proposal 7: The ESPP Proposal,” and “Information About Humacyte—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Equity Incentive and Other Compensation Plans—Annual Bonus Plan,” beginning on pages 136, 142 and 237 of the Proxy Statement/Prospectus, respectively. Those summaries and the foregoing description of the 2021 Plan, the ESPP and the Annual Bonus Plan do not purport to be complete and are qualified in their entirety by reference to the text of the 2021 Plan, the ESPP and the Annual Bonus Plan, which are attached hereto as Exhibits 10.4, 10.5 and 10.8, respectively, and are incorporated herein by reference.

Certain Relationships and Related Transactions, and Director Independence

Reference is made to the sections of the Proxy Statement/Prospectus entitled “Certain Relationships and Related Party Transactions” and “Management of the Combined Company—Independence of Directors,” beginning on pages 250 and 276 of the Proxy Statement/Prospectus, respectively, which are incorporated herein by reference.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Prior to the Closing Date, AHAC’s publicly traded Class A common stock, public warrants and units were listed on the Nasdaq Capital Market under the symbols “AHAC,” “AHACW” and “AHACU,” respectively. Upon the consummation of the Business Combination, the Common Stock and Humacyte’s warrants began trading on Nasdaq under the symbols “HUMA” and “HUMAW,” respectively. AHAC’s publicly traded units automatically separated into their component securities upon the Closing, and as a result, no longer trade as a separate security and will be delisted from the Nasdaq Capital Market.

As of the close of business on the Closing Date, Humacyte had 103,003,384 shares of Common Stock issued and outstanding held of record by 54 holders.

Humacyte has not paid any cash dividends on shares of its Common Stock to date. The payment of any cash dividends in the future will be within the discretion of the Board. The Loan Agreement also limits Humacyte’s ability to pay dividends. The payment of cash dividends in the future will be contingent upon Humacyte’s revenues and earnings, if any, capital requirements, and general financial condition. It is the present intention of Board to retain all earnings, if any, for use in business operations, and accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.

Recent Sales of Unregistered Securities

Reference is made to the disclosure in Item 3.02 of this Current Report, which is incorporated herein by reference.

Description of Registrant’s Securities to be Registered

Reference is made to the section of the Proxy Statement/Prospectus entitled “Description of New Humacyte’s Securities After the Business Combination,” beginning on page 256 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Indemnification of Directors and Officers

Reference is made to the disclosure under the subheading “Indemnification Agreements” in Items 1.01 and 5.02 of this Current Report, which is incorporated herein by reference.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Reference is made to the disclosure in Item 4.01 of this Current Report, which is incorporated herein by reference.

Financial Statements, Exhibits and Supplementary Data

Reference is made to the disclosure in Item 9.01 of this Current Report, which is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities

In connection with the Closing, AHAC consummated the PIPE Investment. Reference is made to the disclosure under the heading “Introductory Note” of this Current Report, which is incorporated herein by reference. The shares of common stock issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and were issued in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

Item 3.03. Material Modifications to Rights of Security Holders.

In connection with the consummation of the Business Combination, AHAC changed its name to “Humacyte, Inc.” and adopted the Second Amended and Restated Certificate of Incorporation (the “Charter”). Reference is made to the sections of the Proxy Statement/Prospectus entitled “Proposal 2: The Charter Amendment Proposal,” “Proposal 3: The Advisory Charter Amendment Proposals,” “Comparison of Stockholders’ Rights” and “Description of New Humacyte’s Securities After the Business Combination” beginning on pages 129, 131, 263 and 256 of the Proxy Statement/Prospectus, respectively, which are incorporated herein by reference. This summary is qualified in its entirety by reference to the text of the Charter and the bylaws of Humacyte, which are attached as Exhibits 3.1 and 3.2 hereto, respectively, and which are incorporated herein by reference.

Item 4.01. Change in the Registrant’s Certifying Accountant.

On August 24, 2021, the Board approved a resolution appointing PricewaterhouseCoopers LLP (“PwC”) as Humacyte’s independent registered public accounting firm to audit Humacyte’s consolidated financial statements for the fiscal year ending December 31, 2021. PwC served as the independent registered public accounting firm of Legacy Humacyte prior to the Business Combination. Accordingly, Marcum LLP (“Marcum”), AHAC’s independent registered public accounting firm prior to the Business Combination, was informed on August 25, 2021 that it was dismissed as Humacyte’s independent registered public accounting firm.

The report of Marcum on AHAC’s financial statements as of and for the most recent fiscal year ending December 31, 2020 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles, except as follows: Marcum’s report on AHAC’s financial statements as of and for the fiscal year ending December 31, 2020 contained a separate paragraph stating, “As discussed in Note 2 to the financial statements, the accompanying financial statements as of December 31, 2020 and for the period from July 1, 2020 (inception) through December 31, 2020, have been restated.”

During AHAC’s fiscal year ending December 31, 2020 and the subsequent interim period through August 25, 2021, there were no disagreements between AHAC and Marcum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused it to make reference to the subject matter of the disagreements in its reports on AHAC’s financial statements for such year.

During AHAC’s fiscal year ending December 31, 2020 and the subsequent interim period through August 25, 2021, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K (“Regulation S-K”) under the Exchange Act), except that Marcum advised AHAC of the following material weakness: internal control over financial reporting did not result in sufficient risk assessment of the underlying accounting for certain financial instruments.

Humacyte provided Marcum with a copy of the foregoing disclosures and has requested that Marcum furnish Humacyte with a letter addressed to the SEC stating whether it agrees with the statements made by Humacyte set forth above. A copy of Marcum’s letter, dated August 27, 2021, is filed as Exhibit 16.1 hereto.

During the fiscal year ending December 31, 2020 and the subsequent interim period through August 25, 2021, neither Humacyte, nor any party on behalf of Humacyte, consulted with PwC with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of the audit opinion that might be rendered with respect to Humacyte’s consolidated financial statements, and no written report or oral advice was provided to Humacyte by PwC that was an important factor considered by Humacyte in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was subject to any disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Item 5.01. Changes in Control of Registrant.

Reference is made to the section of the Proxy Statement/Prospectus entitled “Proposal 1: The Business Combination Proposal—Summary of the Business Combination Agreement,” beginning on page 93 of the Proxy Statement/Prospectus, which is incorporated herein by reference. Further reference is made to disclosure in the section entitled “Introductory Note” and in Item 2.01 of this Current Report, which is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Board of Directors

Upon the consummation of the Business Combination, each director of AHAC and each executive officer of AHAC ceased serving in such capacities, and 11 new directors were elected to the Board. The Board was divided into three staggered classes of directors and each director was assigned to one of the three classes. At each annual meeting of the stockholders of Humacyte, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The Board consists of the following directors:

•	Three Class I directors: Brady Dougan, Jeffrey H. Lawson, and Max Wallace.
•	Four Class II directors: Gordon M. Binder, Todd M. Pope, Kathleen Sebelius, and Rajiv Shukla.
•	Four Class III directors: Emery N. Brown, Michael T. Constantino, Laura E. Niklason, and Susan Windham-Bannister.

Ms. Sebelius serves as chair of the Board. The primary responsibilities of the Board are to provide risk oversight and strategic guidance to Humacyte and to counsel and direct Humacyte’s management. The Board will meet on a regular basis and will convene additional meetings, as required. Fresenius Medical Care may designate one representative to attend, in a non-voting observer capacity, all meetings of the Board.

Furthermore, effective as of the Effective Time, the Board established four standing committees: an audit committee, a nominating and governance committee, a compensation committee and a commercial committee. The members of the audit committee are Messrs. Constantino and Pope, Ms. Sebelius and Dr. Windham-Bannister, and Mr. Constantino chairs the audit committee. The members of the nominating and governance committee are Messrs. Binder, Brown and Wallace, and Mr. Wallace chairs the nominating and governance committee. The members of the compensation committee are Messrs. Constantino and Pope, and Mr. Pope chairs the compensation committee. The members of the commercial committee are Messrs. Binder, Lawson, Pope, and Shukla and Dr. Windham-Bannister. There is no chair of the commercial committee.

Reference is made to the description of the compensation of the directors of Legacy Humacyte and of AHAC before the consummation of the Business Combination described in the Proxy Statement/Prospectus in the sections entitled “Information About Humacyte—Director Compensation” and “Information About AHAC—Executive Compensation—Executive Officer and Director Compensation,” beginning on pages 245 and 167 of the Proxy Statement/Prospectus, respectively, which is incorporated herein by reference.

Humacyte’s executive compensation program is designed to align compensation with business objectives and the creation of stockholder value, while enabling Humacyte to attract, retain, incentivize and reward individuals who contribute to its long-term success. Decisions regarding the executive compensation program are made by the compensation committee of the Board.

Executive Officers

Upon consummation of the Business Combination, the following individuals were appointed to serve as executive officers of Humacyte:

Name	Age	Position(s)
Laura E. Niklason	58	President, Chief Executive Officer and Director
Dale A. Sander	61	Chief Financial Officer, Chief Corporate Development Officer and Treasurer
Heather Prichard	44	Chief Operating Officer
William Tente	64	Chief Regulatory Officer
Jeffrey H. Lawson	57	Chief Surgical Officer and Director
Kiernan T. DeAngelis	51	Chief Medical Officer
William (B.J.) Scheessele	50	Chief Commercial Officer

Reference is made to the section of the Proxy Statement/Prospectus entitled “Management of the Combined Company,” beginning on page 272 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

William (B.J.) Scheessele has served as Humacyte’s Chief Commercial Officer since August 2021. He served as Executive Vice President of Global Marketing for Quest Medical Imaging Inc. from 2018 to 2021. Previously, Mr. Scheessele served as Vice President, Marketing at Sientra, Inc., a medical device company, from 2017 to 2018. Prior to that, he served as Vice President of North America Marketing and Canada Country Manager, among other roles in sales and marketing, at LifeCell Corporation, a regenerative medicine company, from 2007 to 2016, and as Vice President, North American Marketing and Reimbursement at Allergan plc, a global biopharmaceutical company, from 2016 to 2017, after its acquisition of LifeCell Corporation. Earlier in his career, Mr. Scheessele worked in business development and product management with Cordis Corporation, a medical device company and subsidiary of Johnson & Johnson, from 1998 to 2007. Mr. Scheessele earned a BSE in biomedical engineering and economics and an MBA from Duke University.

Humacyte, Inc. 2021 Long-Term Incentive Plan

On the Closing Date, in connection with the consummation of the Business Combination, Humacyte adopted the 2021 Plan. The 2021 Plan is described in greater detail in the section of the Proxy Statement/Prospectus entitled “Proposal 6: The Incentive Plan Proposal,” beginning on page 136 of the Proxy Statement/Prospectus. That summary and the foregoing description of the 2021 Plan do not purport to be complete and are qualified in their entirety by reference to the text of the 2021 Plan, which is attached as Exhibit 10.4 hereto and is incorporated herein by reference.

Humacyte, Inc. 2021 Employee Stock Purchase Plan

On the Closing Date, in connection with the consummation of the Business Combination, Humacyte adopted the ESPP. The ESPP is described in greater detail in the section of the Proxy Statement/Prospectus entitled “Proposal 7: The ESPP Proposal,” beginning on page 142 of the Proxy Statement/Prospectus. That summary and the foregoing description of the ESPP do not purport to be complete and are qualified in their entirety by reference to the text of the ESPP, which is attached as Exhibit 10.5 hereto and is incorporated herein by reference.

Humacyte, Inc. Annual Bonus Plan

On the Closing Date, in connection with the consummation of the Business Combination, Humacyte adopted the Annual Bonus Plan. The Annual Bonus Plan is described in greater detail in the section of the Proxy Statement/Prospectus entitled “Information About Humacyte—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Equity Incentive and Other Compensation Plans—Annual Bonus Plan,” beginning on page 237 of the Proxy Statement/Prospectus. That summary and the foregoing description of the Annual Bonus Plan do not purport to be complete and are qualified in their entirety by reference to the text of the Annual Bonus Plan, which is attached as Exhibit 10.8 hereto and is incorporated herein by reference.

Employment Arrangements with Named Executive Officers

Reference is made to the disclosure regarding Humacyte’s employment arrangements with its named executive officers (the “named executive officers”) in the section of the Proxy Statement/Prospectus entitled “Information About Humacyte—Executive Employment Agreements and Other Arrangements,” beginning on page 233 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Potential Payments Upon Termination or Change of Control

The named executive officers hold stock options granted subject to the general terms of Legacy Humacyte’s 2015 Omnibus Incentive Plan, as amended (the “2015 Plan”) and 2005 Stock Option Plan, as amended (the “2005 Plan”). Humacyte also expects to grant to the named executive officers stock options subject to the general terms of the 2021 Plan. A description of the termination and change in control provisions in the 2021 Plan, the 2015 Plan and the 2005 Plan that are applicable to the stock options granted to the named executive officers under such plans is included in the sections of the Proxy Statement/Prospectus entitled “Information About Humacyte—Equity Incentive and Other Compensation Plans—2021 Plan—Corporate Transactions and Recapitalizations,” “Information About Humacyte—Equity Incentive and Other Compensation Plans—2015 Omnibus Incentive Plan—Corporate Transactions” and “Information About Humacyte—Equity Incentive and Other Compensation Plans—2005 Stock Plan—Corporate Transactions,” beginning on pages 240, 244 and 245 of the Proxy Statement/Prospectus, respectively. This summary does not purport to be complete and is qualified in its entirety by reference to the texts of the 2015 Plan and the 2005 Plan, which are attached as Exhibits 10.7 and 10.6 hereto and are incorporated herein by reference.

Indemnification Agreements

At the Effective Time, Humacyte entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements provide the directors and executive officers with contractual rights to indemnification and advancement of certain expenses incurred by such director or executive officer in any action or proceeding arising out of his or her services as one of Humacyte’s directors or executive officers.

The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by the full text of the form of indemnification agreement, a copy of which is attached hereto as Exhibit 10.13 and is incorporated herein by reference.

Certain Relationships and Related Person Transactions

Reference is made to the section of the Proxy Statement/Prospectus entitled “Certain Relationships and Related Party Transactions,” beginning on page 250 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On the Closing Date, Humacyte amended and restated its existing amended and restated certificate of incorporation (the “Charter”). A copy of the Charter is attached as Exhibit 3.1 hereto and is incorporated herein by reference.

Reference is made to the disclosure regarding the material changes to the Charter and the rights of Humacyte’s stockholders set forth therein in the sections of the Proxy Statement/Prospectus entitled “Proposal 2: The Charter Amendment Proposal,” “Description of New Humacyte’s Securities After the Business Combination” and “Comparison of Stockholders’ Rights,” beginning on pages 129, 256 and 263 of the Proxy Statement/Prospectus, respectively, which are incorporated herein by reference.

Item 5.06. Change in Shell Company Status.

As a result of the Business Combination, AHAC ceased to be a shell company upon the Closing. The material terms of the Business Combination are described in the section of the Proxy Statement/Prospectus entitled “Proposal 1: The Business Combination Proposal,” beginning on page 74 of the Proxy Statement/Prospectus, and are incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On August 26, 2021, Humacyte issued a press release announcing the consummation of the Business Combination. Reference is made to such press release, which is furnished as Exhibit 99.3 hereto and is incorporated herein by reference. The foregoing (including Exhibit 99.3) is being furnished pursuant to Item 7.01 and will not be deemed to be filed for purposes of Section 18 of the Exchange Act, or otherwise be subject to the liabilities of that section, nor will it be deemed to be incorporated by reference in any filing under the Securities Act or the Exchange Act.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Reference is made to the audited consolidated financial statements of Legacy Humacyte as of and for the years ended December 31, 2020 and 2019, which are set forth in Exhibit 99.1 hereto and are incorporated herein by reference.

Reference is made to the unaudited financial statements of Legacy Humacyte as of and for the six months ended June 30, 2021 and 2020, which are set forth in Exhibit 99.1 hereto and are incorporated herein by reference.

(b)	Pro forma financial information.

Reference is made to the unaudited pro forma condensed combined balance sheet as of June 30, 2021 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and the six months ended June 30, 2021, which are included as Exhibit 99.2 hereto and are incorporated herein by reference.

(d)	Exhibits

Exhibit Number	Description

2.1*†	Business Combination Agreement, dated as of February 17, 2021, by and among Alpha Healthcare Acquisition Corp., Hunter Merger Sub, Inc. and Humacyte Global, Inc. (incorporated by reference to Annex A to the proxy statement/prospectus contained in Humacyte, Inc.’s Registration Statement on S-4/A, filed with the SEC on August 2, 2021).
3.1	Second Amended and Restated Certificate of Incorporation of Humacyte, Inc.
3.2	By Laws of Humacyte, Inc.
10.1*	Form of Subscription Agreement (incorporated by reference to Exhibit 10.3 to Humacyte, Inc.’s Registration Statement on S-4/A, filed with the SEC on August 2, 2021).
10.2*†	Form of Investor Rights and Lock-up Agreement (included as Exhibit A in Exhibit 2.1).
10.3*	Form of Lock-up Agreement (incorporated by reference to Exhibit 10.1 to Humacyte, Inc.’s Registration Statement on S-4/A, filed with the SEC on August 2, 2021).
10.4+	Humacyte, Inc. 2021 Long-Term Incentive Plan.
10.4.1+	Form of Stock Option Agreement under Humacyte, Inc. 2021 Long-Term Incentive Plan.
10.5+	Humacyte, Inc. 2021 Employee Stock Purchase Plan.
10.6*+	Humacyte, Inc. 2005 Stock Option Plan (incorporated by reference to Exhibit 10.18 to Humacyte, Inc.’s Registration Statement on S-4, filed with the SEC on March 23, 2021).
10.6.1*+	First Amendment of Humacyte, Inc. 2005 Stock Option Plan, dated March 31, 2008 (incorporated by reference to Exhibit 10.18.1 to Humacyte, Inc.’s Registration Statement on S-4, filed with the SEC on March 23, 2021).
10.6.2*+	Second Amendment of Humacyte, Inc. 2005 Stock Option Plan, dated October 28, 2011 (incorporated by reference to Exhibit 10.18.2 to Humacyte, Inc.’s Registration Statement on S-4, filed with the SEC on March 23, 2021).
10.6.3*+	Third Amendment of Humacyte, Inc. 2005 Stock Option Plan, dated November 22, 2013 (incorporated by reference to Exhibit 10.18.3 to Humacyte, Inc.’s Registration Statement on S-4, filed with the SEC on March 23, 2021).
10.6.4*+	Form of Incentive Stock Option Agreement under Humacyte, Inc. 2005 Stock Option Plan (incorporated by reference to Exhibit 10.18.4 to Humacyte, Inc.’s Registration Statement on S-4, filed with the SEC on March 23, 2021).
10.6.5*+	Form of Nonqualified Stock Option Agreement under Humacyte, Inc. 2005 Stock Option Plan (incorporated by reference to Exhibit 10.18.5 to Humacyte, Inc.’s Registration Statement on S-4, filed with the SEC on March 23, 2021).
10.7*+	Humacyte, Inc. 2015 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.19 to Humacyte, Inc.’s Registration Statement on S-4, filed with the SEC on March 23, 2021).
10.7.1*+	First Amendment to Humacyte, Inc. 2015 Omnibus Incentive Plan, dated February 23, 2018 (incorporated by reference to Exhibit 10.19.1 to Humacyte, Inc.’s Registration Statement on S-4, filed with the SEC on March 23, 2021).
10.7.2*+	Second Amendment to Humacyte, Inc. 2015 Omnibus Incentive Plan, dated June 6, 2018 (incorporated by reference to Exhibit 10.19.2 to Humacyte, Inc.’s Registration Statement on S-4, filed with the SEC on March 23, 2021).

10.7.3*+	Form of Incentive Stock Option Agreement under Humacyte, Inc. 2015 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.19.3 to Humacyte, Inc.’s Registration Statement on S-4, filed with the SEC on March 23, 2021).
10.7.4*+	Form of Nonqualified Stock Option Agreement under Humacyte, Inc. 2015 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.19.4 to Humacyte, Inc.’s Registration Statement on S-4, filed with the SEC on March 23, 2021).
10.8+	Humacyte, Inc. Annual Bonus Plan.
10.9*+†	Executive Employment Agreement, dated February 3, 2021, between Laura Niklason and Humacyte Global, Inc. (incorporated by reference to Exhibit 10.13 to Humacyte, Inc.’s Registration Statement on S-4, filed with the SEC on March 23, 2021).
10.10*+†	Executive Employment Agreement, dated June 19, 2018, between Jeffrey Lawson and Humacyte Global, Inc. (incorporated by reference to Exhibit 10.14 to Humacyte, Inc.’s Registration Statement on S-4, filed with the SEC on March 23, 2021).
10.10.1*+	Amendment to Executive Employment Agreement, dated February 3, 2021, between Jeffrey Lawson and Humacyte Global, Inc. (incorporated by reference to Exhibit 10.14.1 to Humacyte, Inc.’s Registration Statement on S-4, filed with the SEC on March 23, 2021).
10.11*+†	Executive Employment Agreement, dated September 13, 2019, between Heather Prichard and Humacyte Global, Inc. (incorporated by reference to Exhibit 10.16 to Humacyte, Inc.’s Registration Statement on S-4, filed with the SEC on March 23, 2021).
10.12*+†	Executive Employment Agreement, dated October 8, 2018, between Douglas Blankenship and Humacyte Global, Inc. (incorporated by reference to Exhibit 10.15 to Humacyte, Inc.’s Registration Statement on S-4, filed with the SEC on March 23, 2021).
10.12.1*+	Severance Agreement and Release, dated May 29, 2021, between Douglas Blankenship and Humacyte Global, Inc. (incorporated by reference to Exhibit 10.25 to Humacyte, Inc.’s Registration Statement on S-4/A, filed with the SEC on June 14, 2021).
10.12.2*+	Consulting Agreement, dated May 17, 2021, between Douglas Blankenship and Humacyte Global, Inc. (incorporated by reference to Exhibit 10.26 to Humacyte, Inc.’s Registration Statement on S-4/A, filed with the SEC on June 14, 2021).
10.13*+	Form of Indemnity Agreement by and between Humacyte, Inc. and each of its directors and executive officers (incorporated by reference to Exhibit 10.23 to Humacyte, Inc.’s Registration Statement on S-4/A, filed with the SEC on July 1, 2021).
10.14*	Loan and Security Agreement, dated March 30, 2021, by and among Silicon Valley Bank, SVB Innovation Credit Fund VIII, L.P. and Humacyte Global, Inc. (incorporated by reference to Exhibit 10.6 to Humacyte, Inc.’s Registration Statement on S-4/A, filed with the SEC on June 14, 2021).
10.14.1*	First Amendment to Loan and Security Agreement, dated June 30, 2021, by and among Silicon Valley Bank, SVB Innovation Credit Fund VIII, L.P. and Humacyte Global, Inc. (incorporated by reference to Exhibit 10.6.1 to Humacyte, Inc.’s Registration Statement on S-4/A, filed with the SEC on July 23, 2021).
10.14.2*	Warrant to Purchase Common Stock, dated March 30, 2021 (incorporated by reference to Exhibit 10.6.1 to Humacyte, Inc.’s Registration Statement on S-4/A, filed with the SEC on June 14, 2021).
10.14.3*	Warrant to Purchase Common Stock, dated March 30, 2021 (incorporated by reference to Exhibit 10.6.2 to Humacyte, Inc.’s Registration Statement on S-4/A, filed with the SEC on June 14, 2021).

10.15*^	Distribution Agreement, dated June 25, 2018, by and between Fresenius Medical Care Holdings, Inc. and Humacyte Global, Inc. (incorporated by reference to Exhibit 10.6 to Humacyte, Inc.’s Registration Statement on S-4, filed with the SEC on March 23, 2021).
10.15.1*^	First Amendment to Distribution Agreement, dated October 2, 2019, by and between Fresenius Medical Care Holdings, Inc. and Humacyte Global, Inc. (incorporated by reference to Exhibit 10.6.1 to Humacyte, Inc.’s Registration Statement on S-4, filed with the SEC on March 23, 2021).
10.15.2*^	Second Amendment to Distribution Agreement, effective as of February 16, 2021, by and between Fresenius Medical Care Holdings, Inc. and Humacyte Global, Inc. (incorporated by reference to Exhibit 10.6.2 to Humacyte, Inc.’s Registration Statement on S-4, filed with the SEC on March 23, 2021).
10.16*^	Exclusive License Agreement, dated February 25, 2014, by and between Yale University and Humacyte Global, Inc. (incorporated by reference to Exhibit 10.8 to Humacyte, Inc.’s Registration Statement on S-4/A, filed with the SEC on June 14, 2021).
10.17*^	Exclusive License Agreement, dated August 13, 2019, by and between Yale University and Humacyte Global, Inc. (incorporated by reference to Exhibit 10.9 to Humacyte, Inc.’s Registration Statement on S-4/A, filed with the SEC on June 14, 2021).
10.18*^	Exclusive License Agreement, dated August 25, 2019, by and between Yale University and Humacyte Global, Inc. (incorporated by reference to Exhibit 10.10 to Humacyte, Inc.’s Registration Statement on S-4/A, filed with the SEC on June 14, 2021).
10.19*^	Exclusive Patent License Agreement, dated March 14, 2006, between Duke University and Humacyte Global, Inc. (incorporated by reference to Exhibit 10.10 to Humacyte, Inc.’s Registration Statement on S-4, filed with the SEC on March 23, 2021).
10.19.1*^	First Amendment to Exclusive Patent License Agreement, dated February 25, 2011, between Duke University and Humacyte Global, Inc. (incorporated by reference to Exhibit 10.10.1 to Humacyte, Inc.’s Registration Statement on S-4, filed with the SEC on March 23, 2021).
10.19.2*^	Second Amendment to Exclusive Patent License Agreement, dated April 24, 2014, between Duke University and Humacyte Global, Inc. (incorporated by reference to Exhibit 10.10.2 to Humacyte, Inc.’s Registration Statement on S-4, filed with the SEC on March 23, 2021).
10.19.3*^	Third Amendment to Exclusive Patent License Agreement, dated June 26, 2015, between Duke University and Humacyte Global, Inc. (incorporated by reference to Exhibit 10.10.3 to Humacyte, Inc.’s Registration Statement on S-4, filed with the SEC on March 23, 2021).
10.19.4*^	Fourth Amendment to Exclusive Patent License Agreement, dated January 2, 2018, between Duke University and Humacyte Global, Inc. (incorporated by reference to Exhibit 10.10.4 to Humacyte, Inc.’s Registration Statement on S-4, filed with the SEC on March 23, 2021).
10.19.5*^	Fifth Amendment to Exclusive Patent License Agreement, dated December 31, 2019, between Duke University and Humacyte Global, Inc. (incorporated by reference to Exhibit 10.10.5 to Humacyte, Inc.’s Registration Statement on S-4, filed with the SEC on March 23, 2021).
10.20*^	Supply Agreement, dated January 9, 2014, between SeraCare Life Sciences, Inc. and Humacyte, Inc. (incorporated by reference to Exhibit 10.11 to Humacyte, Inc.’s Registration Statement on S-4, filed with the SEC on March 23, 2021).

10.20.1*^	First Amendment to Supply Agreement, dated October 12, 2018, between SeraCare Life Sciences, Inc. and Humacyte Global, Inc. (incorporated by reference to Exhibit 10.11.1 to Humacyte, Inc.’s Registration Statement on S-4, filed with the SEC on March 23, 2021).
10.20.2*^†	Second Amendment to Supply Agreement, dated March 24, 2021, between SeraCare Life Sciences, Inc. and Humacyte Global, Inc. (incorporated by reference to Exhibit 10.12.2 to Humacyte, Inc.’s Registration Statement on S-4/A, filed with the SEC on June 14, 2021).
10.21*^†	Supply Agreement, dated June 1, 2020, between Confluent Medical Technologies and Humacyte Global, Inc. (incorporated by reference to Exhibit 10.13 to Humacyte, Inc.’s Registration Statement on S-4/A, filed with the SEC on June 14, 2021).
10.22*	Lease Agreement, dated December 31, 2015, between ARE-NC Region No. 5, LLC and Humacyte Global, Inc. (incorporated by reference to Exhibit 10.22 to Humacyte, Inc.’s Registration Statement on S-4, filed with the SEC on March 23, 2021).
10.22.1*	First Amendment to Lease, dated September 30, 2016, between ARE-NC Region No. 5, LLC and Humacyte Global, Inc. (incorporated by reference to Exhibit 10.22.1 to Humacyte, Inc.’s Registration Statement on S-4, filed with the SEC on March 23, 2021).
10.22.2*	Second Amendment to Lease, dated February 8, 2017, between ARE-NC Region No. 5, LLC and Humacyte Global, Inc. (incorporated by reference to Exhibit 10.22.2 to Humacyte, Inc.’s Registration Statement on S-4, filed with the SEC on March 23, 2021).
10.22.3*	Third Amendment to Lease, dated April 21, 2017, between ARE-NC Region No. 5, LLC and Humacyte Global, Inc. (incorporated by reference to Exhibit 10.22.3 to Humacyte, Inc.’s Registration Statement on S-4, filed with the SEC on March 23, 2021).
10.22.4*	Fourth Amendment to Lease, dated October 31, 2017, between ARE-NC Region No. 5, LLC and Humacyte Global, Inc. (incorporated by reference to Exhibit 10.22.4 to Humacyte, Inc.’s Registration Statement on S-4, filed with the SEC on March 23, 2021).
16.1	Letter from Marcum LLP to the SEC, dated August 27, 2021.
21.1	Subsidiaries of Humacyte, Inc.
99.1	Audited financial statements of Legacy Humacyte as of and for the years ended December 31, 2020 and 2019 and the unaudited financial statements of Legacy Humacyte as of and for the six months ended June 30, 2021 and 2020.
99.2	Unaudited pro forma condensed combined financial information of Humacyte, Inc. for the year ended December 31, 2020 and as of and for the six months ended June 30, 2021.
99.3	Press release dated August 26, 2021 announcing the closing of the Business Combination.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Previously filed.

+ Indicates management contract or compensatory plan.

† Annexes, schedules and exhibits to this Exhibit omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

^ Certain confidential information contained in this exhibit, market by brackets, has been omitted because the information (i) is not material and (ii) would be competitively harmful if disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 27, 2021

HUMACYTE, INC.

By:	/s/ Laura Niklason
Name:	Laura Niklason
Title:	Chief Executive Officer